INTELLECTUAL PROPERTY PURCHASE AGREEMENT

by and among

INTELLIMEDIA NETWORKS, INC.,

As Sellers

And

FRONTERA GROUP, INC.,

As Purchaser

Dated as of [ ], 2022

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INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This INTELLECTUAL PROPERTY PURCHASE AGREEMENT, dated as of [ ], 2022 (this “Agreement”), by and among INTELLIMEDIA NETWORKS, INC., a Nevada corporation, (collectively “Seller”) and FRONTERA GROUP, INC., a Nevada corporation (“Purchaser”). Purchaser and Seller are each referred to individually herein as a “Party,” and collectively as the “Parties.”

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Purchased Assets (as defined below) upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1 Purchase and Sale of Assets.

Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title and interest, as of the Closing, in and to the following assets, properties and rights (collectively, the “Purchased Assets”):

(a)the Patents and Patent applications (the “Patents”) more particularly described in Exhibit “A”  attached hereto and incorporated herein by reference; and

(b)the Trademarks and tradenames (the “Trademarks”) more particularly described in Exhibit “B”  attached hereto and incorporated herein by reference; and

(c)the Copyrights (the “Copyrights”) more particularly described in Exhibit “C”  attached hereto and incorporated herein by reference; and

(d)the Domain Names (the “Domain Names”) more particularly described in Exhibit “D”  attached hereto and incorporated herein by reference; and

(e)all of the goodwill (the “Goodwill”) relating to the Purchased Assets.

The Patents, Trademarks, Copyrights, Domain Names and Goodwill are used in connection with the business of Seller (the “Business”) which will be continued by Purchaser.

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Section 1.2 Excluded Liabilities.

Purchaser will not assume any liability or obligation of Seller in connection with Purchaser’s purchase of the Purchased Assets pursuant to this Agreement.

Section 1.3 Purchase Price.

In consideration for the sale by Seller of the Purchased Assets to Purchaser, due at the Closing, Purchaser will issue twenty million (20,000,000) FRTG shares to Seller and a cash payment of seventy five thousand dollars ($75,000) (collectively, the “Purchase Price”).

Section 1.4Additional Consideration.

The Purchaser will pay to Seller an additional four million nine-hundred twenty-five thousand dollars ($4,925,000) (the “Additional Consideration”) on the earlier of; (i) completion of a capital raise of by the Purchaser of at least twelve million dollars ($12,000,000), or (ii) December 31, 2023. Except by written agreement and as otherwise written and agreed to, if the Additional Consideration is not paid to the Seller pursuant to this Section 1.4, all of the Purchased Assets will automatically revert back to Seller.

The Purchaser will issue fifty five million (55,000,000) FRTG shares pursuant to the employment agreement (as defined below).

Section 1.5 Closing Transactions.

(a) Closing. Unless this Agreement shall have been terminated in accordance with Section 8.1, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the closing of the transactions (the “Closing”) shall take place by teleconference and the exchange of deliverables (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile thirty (30) days after the execution of this Agreement (the "Closing Date").

(b) Actions and Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser:

(i) a patent assignment agreement in a form mutually agreed dated the Closing Date and duly executed by Seller, assigning all of Seller’s right, title and interest in and to the Patents to Purchaser (the “Patent Assignment Agreement”);

(ii) a trademark assignment agreement in a form mutually agreed dated the Closing Date and duly executed by Seller, assigning all of Seller’s right, title and interest in and to the Trademarks to Purchaser (the “Trademark Assignment Agreement”);

(iii) a copyright assignment agreement in a form mutually agreed dated the Closing Date and duly executed by Seller, assigning all of Seller’s right, title and interest in and to the Copyrights to Purchaser (the “Copyright Assignment Agreement”);

(iv) a domain name assignment agreement in a form mutually agreed dated the Closing Date and duly executed by Seller, assigning all of Seller’s right, title and interest in and to the  Domain Names to Purchaser (the “Domain Name Assignment Agreement”);

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(v) the certificates and documents required to be delivered by Seller pursuant to Sections 7.1 and 7.2;

(vi) an employment agreement by and between the Purchaser and the signatories of the Seller in a form mutually agreed dated the Closing Date (the “Employment Agreement"); and

(vii) all such other instruments of assignment and transfer as are reasonably required to effect the transfer to Purchaser of all of Seller’s right, title and interest in and to the Purchased Assets in accordance with this Agreement, in form and substance reasonably satisfactory to Purchaser.

(c) Actions and Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

(i) the Purchase Price specified in Section 1.3 above;

(ii)the shares in accordance with the provisions set forth in this Agreement, in the form of original certificate(s) issued by the Purchaser duly registered in the name of the Seller (the “Certificates”); and

(ii) the documents required to be delivered by Purchaser pursuant to Sections 7.1 and 7.3.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

Section 2.1 Organization.

Seller is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, operate or lease the Purchased Assets and properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 2.2 Authority Relative to this Agreement and Related Matters.

Seller has all necessary corporate power and individual authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby (the “Transactions”) have been duly authorized by all necessary corporate or individual action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, execution and delivery hereof by Purchaser, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.3 No Conflict; Required Filings and Consents.

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The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the Transactions will not, (a) conflict with or violate the certificate of incorporation or bylaws, each as amended to date, of Seller, (b) conflict with or violate any Law or Order applicable to Seller or by which Seller or any of its properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, or result in the creation of an Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Seller is a party or by which Seller or any of its properties is bound, or (d) require Seller to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except for any filings required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

Section 2.4 Absence of Litigation.

As of the date hereof, (a) there is no private or governmental action, suit, proceeding, litigation, review, arbitration or investigation (“Action”) pending or, to the knowledge of Seller, threatened against Seller before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no legally binding judgment, decree, order, injunction, decision or award of any Governmental Authority (“Order”) against Seller that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 2.5 Purchased Assets.

Seller has presented Purchaser a list of all registrations and applications for registration in respect of the Purchased Assets. Seller owns (beneficially and of record) all right, title and interest in and to all Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. All of the patent, trademark, copyright applications within the Purchased Assets have been duly filed in the jurisdiction named in each such application, are being actively prosecuted and have not been abandoned or allowed to lapse. The Domain Names have been validly registered with an authorized domain name registrar and the registration therefor is current through the Closing Date. There is no Action that is pending or, to the knowledge of Seller, threatened that challenges the rights of Seller in respect of any Purchased Assets or the validity, enforceability or effectiveness thereof. Seller has not received any written communication alleging that the Seller has infringed the Intellectual Property rights of any third party and there are no Actions that are pending or, to the knowledge of Seller, threatened against Seller with respect thereto. To the knowledge of Seller, there is no unauthorized use, infringement or misappropriation of the Purchased Assets by any third party and there is no Action that is pending or threatened by Seller with respect thereto. Notwithstanding anything to the contrary, this representation shall not limit or restrict the transfer to Purchaser pursuant to this Agreement of all right, title and interest in and to (i) the Purchased Assets owned by Seller throughout the world and (ii) any internet domain names associated with the Patents, Trademarks, and Copyrights owned by Seller; provided, however, that Seller does not represent, warrant or covenant that any rights in or to the Purchased Assets exist anywhere outside of the United States of America or that Seller has any right, title or interest in or to any internet domain

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names associated with the Patents, Trademarks, or Copyrights other than the Domain Names. Any exceptions are in Exhibit E.

Section 2.6 Data.

As of the Closing, as among the Parties, each of Seller and Purchaser (and any transferee of Purchaser) will have unrestricted rights to sell, rent, send communications to customers whose information is included in, and otherwise use the Data (as defined below in Article XI), without notification to, consent of, or payment of any further consideration (other than pursuant to any agreement or arrangement negotiated between Seller and any third party to whom Purchaser transfers the Data, or any parent entity of such third party), in all such cases subject to applicable Law, consumer opt-ins and opt-outs, and applicable privacy and usage policies.

Section 2.7Liabilities.

The Seller does not have any debts, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) in connection with the Purchased Assets.

Section 2.8Tax Matters.

The Seller has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed, pursuant to the Laws or administrative requirements of each Governmental Body with taxing power over it, the Business and/or the Assets.  As of the time of filing, all such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, and other matters of the Seller and any other information required to be shown thereon.  An extension of time within which to file any such Tax Return that has not been filed has not been requested or granted.  The Seller has delivered to the Purchaser true, complete and correct copies of all Tax Returns filed by them for the last two years. The Seller has advised the Purchaser as to all state, local and foreign jurisdictions in which the Seller has previously filed or currently file Tax Returns, which are all of the state, local or foreign taxing jurisdictions in which the Seller has been or are required to file Tax Returns. There is no audit, action, suit, claim, proceeding or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to the Seller in respect of any Tax. There are no Encumbrances for Taxes upon any of the Purchased Assets of the Seller or its business.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 3.1 Organization.

Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite company power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

Section 3.2 Authority Relative to this Agreement and Related Matters.

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Purchaser has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Transactions have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by Seller, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.3 No Conflict; Required Filings and Consents.

The execution and delivery of this Agreement by Purchaser does not, and the consummation of the Transactions will not, (a) conflict with or violate the organizational or governing documents of Purchaser, (b) conflict with or violate any Law or Order applicable to Purchaser or by which Purchaser or any of their respective properties is bound, (c) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of their respective properties is bound, or (d) require Purchaser to obtain any consent, approval, waiver, registration, certificate, license, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except for any filings required pursuant to the Exchange Act.

Section 3.4 Absence of Litigation.

As of the date hereof, (a) there is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser before any Governmental Authority that, if adversely determined, would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions, and (b) there is no Order against Purchaser that would prohibit, prevent, enjoin, restrict or materially impair or delay any of the Transactions.

Section 3.5The Shares.

The shares are duly authorized, fully paid and non-assessable.

(a)The Shares are “restricted” (as that term is defined in Rule 144 promulgated under the Securities Act), and the certificate representing the shares shall be endorsed with one or more of the following restrictive legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS

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NOT REQUIRED OR UNLESS TRANSFERRED PURSUANT TO ANY VALID EXEMPTION FROM REGISTRATION AVAILABLE UNDER SUCH ACT.”

ARTICLE IV

COVENANTS OF SELLER

Section 4.1 Conduct of Seller Pending the Closing.

Seller shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, do or agree to do any of the following without the prior written consent of Purchaser:

(a) take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Seller herein untrue or incorrect in any material respect;

(b) sell, lease, license, encumber, transfer or otherwise dispose of any Purchased Assets; and

(c) agree to do any of the foregoing.

Section 4.2 Notification of Certain Events.

Seller shall give prompt notice to Purchaser if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Seller of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a condition in Section 7.2 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Seller, or any of its properties, with respect to the Transactions and/or any of the Purchased Assets. No such notice to Purchaser shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

ARTICLE V

COVENANTS OF PURCHASER

Section 5.1 Representations and Warranties.

Purchaser covenants and agrees that, except as otherwise contemplated by this Agreement or unless Seller shall give its prior written consent, Purchaser shall not, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, take or fail to take, or agree to take or fail to take, any action which would make any representation or warranty made by Purchaser herein untrue or incorrect in any material respect.

Section 5.2 Notification of Certain Events.

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Purchaser shall give prompt notice to Seller if any of the following occurs after the date of this Agreement: (i) there has been a material failure of Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt by Purchaser of any material notice or other communication from any Governmental Authority in connection with the Transactions; (iii) the occurrence of an event which would cause a condition in Section 7.3 not to be satisfied; or (iv) the commencement or threat, in writing, of any Action against Purchaser, or any of its properties, with respect to the Transactions. No such notice to Seller shall have any effect on the determination of whether or not any of the conditions to Closing or to the consummation of the Transactions have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1 Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions hereof, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to vest in Purchaser (and any transferee of Purchaser) good and marketable title to the Purchased Assets, including obtaining all consents, waivers, authorizations and approvals from Governmental Authorities and other third parties required for the consummation of the Transactions.

(b) From time to time after the Closing, at the request of Purchaser (or any transferee of Purchaser) and at such requesting party’s expense, and without further consideration, Seller agrees on its own behalf, as well as on behalf of its subsidiaries, affiliates, successors, assigns and legal representatives, to execute and deliver to Purchaser any further documents or instruments and perform any further acts that may reasonably be deemed necessary or desirable by Purchaser to vest, record, perfect, support and/or confirm the rights herein conveyed, or intended so to be, to Purchaser (and any transferee of Purchaser) with respect to the Purchased Assets, including without limitation such assignments, agreements and limited powers of attorney as may be needed for recording or effectuating the transfer of the Purchased Assets in the United States. Nothing herein shall be deemed a waiver by Purchaser of its right to receive at the Closing an effective assignment of such rights by Seller as otherwise set forth in this Agreement. Without limiting the generality of the foregoing, Seller shall execute and deliver to Purchaser or obtain for delivery to Purchaser, at the request of Purchaser and at its expense, and without further consideration, any documents required to update record title to the owned Purchased Assets to reflect Purchaser (and any transferee of Purchaser) as the record owner in each jurisdiction in which such Purchased Assets exists. At the request of Purchaser and at its expense, and without further consideration, Seller shall reasonably cooperate with Purchaser (and any transferee of Purchaser) in connection with the registration of the Purchased Assets in jurisdictions outside of the United States.

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(c) From time to time after the Closing, at the request of Purchaser and at its expense, and without further consideration, Seller shall assist Purchaser (and any transferee of Purchaser) as Purchaser may reasonably require in connection with the defense or prosecution of any claim by or against any third party with respect to the ownership, validity, enforceability, infringement or other violation of or by the Purchased Assets.

Section 6.2 Public Announcements.

Each of the Parties agrees that no press release or announcement concerning this Agreement or the Transactions shall be issued by it or any of its Affiliates without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case such Party shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

ARTICLE VII

CONDITIONS TO THE CLOSING

Section 7.1 Conditions to Obligations of Each Party.

The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions.

Section 7.2 Additional Conditions to Obligations of Purchaser.

The obligation of Purchaser to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of Seller set forth in Article II of this Agreement (i) that are qualified by the words “material” or “material adverse effect” shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date and (ii) that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except in any such case (x) for changes contemplated by this Agreement, and (y) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct (in all material respects, as the case may be) as of such date.

(b) Seller shall in all material respects have performed or complied with each obligation and covenant to be performed or complied with by Seller hereunder on or prior to the Closing Date, including the deliveries under Section 1.5(b).

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(c) Purchaser shall have received a certificate of Seller, dated the Closing Date, signed by an officer of Seller, to the effect that the conditions specified in Sections 7.2(a) and (b) have been satisfied.

Section 7.3 Additional Conditions to Obligations of Seller.

The obligation of Seller to consummate the Transactions shall also be subject to the satisfaction or waiver (where permissible), on or prior to the Closing Date, of each of the following conditions:

(a) The representations and warranties of Purchaser set forth in Article III of this Agreement (i) that are qualified by the words “material” or “material adverse effect” shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date and (ii) that are not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except in any such case (x) for changes contemplated by this Agreement, and (y) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall remain true and correct (in all material respects, as the case may be) as of such date.

(b) Purchaser shall in all material respects have performed or complied with each obligation and covenant to be performed or complied with by it hereunder on or prior to the Closing Date, including the deliveries under Section 1.4(c).

(c) Seller shall have received a certificate of Purchaser, dated the Closing Date, signed by an executive officer of Purchaser, to the effect that the conditions specified in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:

(a) By mutual written consent of Purchaser and Seller;

(b) by either Seller or Purchaser if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is, in each case, then in effect and is final and nonappealable and has the effect of making the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Law or Order to have been enacted, issued, promulgated, enforced or entered;

(c) by Purchaser (if Purchaser is not in material breach of any of its representations, warranties, covenants or agreements under this Agreement), if there has been a breach by Seller of any of its representations, warranties, covenants or agreements

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contained in this Agreement, or if any representation or warranty of Seller shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) (a “Terminating Seller Breach”); provided, that if such Terminating Seller Breach is reasonably curable by Seller, within 30 days after Seller has received written notice from Purchaser of such Terminating Seller Breach, through the exercise of its commercially reasonable efforts and for as long as Seller continues to exercise such commercially reasonable efforts, Purchaser may not terminate this Agreement under this Section 8.1(d) until the earlier of the expiration of such 30-day period and the Outside Date; and

(e) by Seller (if Seller is not in material breach of any of its representations, warranties, covenants or agreements under this Agreement), if there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become inaccurate, in either case that would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) (a “Terminating Purchaser Breach”); provided, that if such Terminating Purchaser Breach is reasonably curable by Purchaser, within 30 days after Purchaser has received written notice from Seller of such Terminating Purchaser Breach, through the exercise of its commercially reasonable efforts and for as long as Purchaser continues to exercise such commercially reasonable efforts, Seller may not terminate this Agreement under this Section 8.1(e) until the earlier of the expiration of such 30-day period and the Outside Date.

Section 8.2 Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective Affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party hereto shall cease, except that nothing herein shall relieve any Party from liability for any willful breach of this Agreement. Without limiting the foregoing, Section 6.2, this Section 8.2 and Article X shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 10.9 hereof in lieu of terminating this Agreement pursuant to Section 8.1.

The Parties shall each bear their own respective expenses incurred in connection with this Agreement and the contemplated transactions.

ARTICLE IX

INDEMNIFICATION PROVISIONS

Section 9.1 Seller’s Indemnification Obligation.

Seller agrees that, from and after the Closing, it shall indemnify, defend and hold harmless Purchaser, its officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives and assigns of all of them (“Purchaser Indemnified Parties”) from and

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against any damages, claims, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees) (each, a “Liability” and, collectively, “Liabilities”) incurred by any of the foregoing persons arising out of (a) any inaccuracy or breach of any representation or warranty of Seller contained in Article II of this Agreement, (b) any breach of any covenant or agreement of Seller contained in this Agreement, (c) any use by Seller, its affiliates or their respective licensees (other than Purchaser) of the Patents, Trademarks, Copyrights, or Domain Names prior to the Closing, including, without limitation, any claims of infringement relating thereto (d) taxes attributable to the ownership of the Purchased Assets prior to the Closing, (e) taxes attributable to the conduct by the Seller of the business or the Seller's operation or ownership of the Purchased Assets, or (f) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of the Seller.

Section 9.2 Purchaser’s Indemnification Obligation.

Purchaser agrees that, from and after the Closing, it shall indemnify, defend and hold harmless Seller, its officers, directors, Affiliates, partners, members, managers, employees, agents and other representatives and assigns of all of them (“Seller Indemnified Parties”) from and against any Liabilities incurred by any of the foregoing Persons arising out of (a) any inaccuracy or breach of any representation or warranty of Purchaser contained in Article III of this Agreement, (b) any breach of any covenant or agreement of Purchaser contained in this Agreement, or (c) any use by Purchaser, its affiliates or their respective licensees of the Patents, Trademarks, Copyrights, and Domain Names after the Closing, including, without limitation, any claims of infringement relating thereto.

Section 9.3 Procedures for Indemnification for Third Party Claims.

For purposes of this Article IX, any Party entitled to be indemnified under Article IX is referred to herein as an “Indemnified Party,” and any Party obligated to provide indemnification under Article IX is referred to herein as an “Indemnifying Party.” The obligations and liabilities of the Parties under this Article IX with respect to, relating to or arising out of claims of third parties (individually, a “Third Party Claim” and, collectively, the “Third Party Claims”) shall be subject to the following terms and conditions:

(a) The Indemnified Party shall give the Indemnifying Party prompt written notice of any Third Party Claim, and the Indemnifying Party may undertake the defense of that claim by representatives chosen by it and reasonably satisfactory to the Indemnified Party, provided, that, in such event, the Indemnified Party will have the right to participate in such defense through counsel of its own choice and at its own expense. Any such notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim). The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession. Failure of an Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of its obligation to indemnify, except to the extent that the failure to so notify materially prejudices the Indemnifying Party’s ability to defend such claim against a third party.

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(b) If the Indemnifying Party, within 20 calendar days after notice from the Indemnified Party of any such Third Party Claim, notifies the Indemnified Party in writing of its election not to, or fails to, assume the defense thereof in accordance with Section 9.3(a) of this Agreement, the Indemnified Party shall have the right (but not the obligation) to undertake the defense of the Third Party Claim. Any failure on the part of the Indemnifying Party to notify the Indemnified Party within the time period provided above regarding its election shall be deemed an election by the Indemnifying Party not to assume and control the defense of the Third Party Claim.

(c) Anything in this Section 9.3 to the contrary notwithstanding, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of the Third Party Claim. The Indemnified Party shall not, without the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnifying Party, settle, compromise or pay any Third Party Claim or consent to the entry of judgment with respect thereto.

Section 9.4 Indemnification Limitations.

(a) Time Limits On Indemnification. No claim on account of a breach or inaccuracy of a representation or warranty shall be made after the expiration of the survival periods referred to in Section 10.1 of this Agreement. Notwithstanding the foregoing, if a written claim or written notice is given under Article IX with respect to any representation or warranty prior to the expiration of its survival period, the claim with respect to such representation or warranty shall continue until such claim is finally resolved.

(b) Limitations on Damages.

(i) In no event shall Seller be liable for indemnification pursuant to Section 9.1(a) unless and until the aggregate of all Liabilities which are incurred or suffered by the Purchaser Indemnified Parties exceeds $50,000 (the “Basket”), in which case the Purchaser Indemnified Parties shall be entitled to indemnification for all such Liabilities including the Basket (subject to Section 9.4(b)(ii)). In no event shall Purchaser be liable for indemnification pursuant to Section 9.2(a) unless and until the aggregate of all Liabilities which are incurred or suffered by the Seller Indemnified Parties exceeds the Basket, in which case the Seller Indemnified Parties shall be entitled to indemnification for all such Liabilities including the Basket (subject to Section 9.4(b)(ii)).

(ii) Notwithstanding anything to the contrary in this Agreement, (x) the maximum aggregate liability of Seller pursuant to Section 9.1(a) shall not exceed $500,000 and (y) the maximum aggregate liability of Purchaser pursuant to Section 9.2(a) shall not exceed $500,000.

(iii) Notwithstanding anything to the contrary contained in this Agreement or otherwise, no Party to this Agreement shall be liable to any Indemnified Party for any special, incidental, punitive, consequential or similar damages.

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(c) Waiver of Conditions. The right of an Indemnified Party to indemnification hereunder shall not be affected by any investigation conducted with respect to the accuracy of or compliance with any of the representations, warranties, covenants or obligations set forth in this Agreement. Notwithstanding the foregoing, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall negate the right to indemnification or other remedy based on such representations, warranties, covenants and obligations.

Section 9.5 Exclusive Remedy.

The remedies provided in this Article IX shall be the sole and exclusive remedies of the Parties with respect to the matters arising from or related to this Agreement or the Transactions, except that nothing herein shall prevent a Party from seeking specific performance pursuant to Section 10.9, subject to the provisions thereof, including with respect to the obligations in Section 6.1.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Survival of Representations and Warranties.

The representations and warranties made by Seller in Article II of this Agreement shall survive until the earlier of the date that is fifteen (15) months after the Closing Date, or the expiration date of any substantially similar representations and warranties with respect to the Purchased Assets made by Purchaser to any transferee of Purchaser. The representations and warranties made by Purchaser in Article III of this Agreement shall survive until the date that is fifteen (15) months after the Closing Date.

Section 10.2 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt) or (b) one Business Day following the day sent by nationally-recognized overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

(a)	if to Purchaser:

Frontera Group, Inc.

Andrew De Luna

2100 West Loop South, #803

Houston, TX 77027

andrew@andrewdeluna.com

Attention: Andrew De Luna

with a copy to:

Kenrick B. Toussaint

100 Crescent Circle

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Dallas, TX

Attention: Kenrick Toussaint

(b)	If to Seller:

_________________________

_________________________

_________________________

Attention:_________________

with a copy to:

_________________________

_________________________

_________________________

Attention: _________________

Any notice or other communication that has been given or made as of a date that is not a Business Day shall be deemed to have been given or made on the next succeeding day that is a Business Day.

Section 10.3 Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, words of any gender are deemed to include each other gender and words using the singular or plural number also include the plural or singular number, respectively.

Section 10.4 Entire Agreement.

This Agreement, together with the exhibits and schedules attached hereto, constitutes the entire agreement, and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 10.5 Assignment: Parties in Interest.

Neither this Agreement nor any rights or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under this Agreement, other than Article IX hereof (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.6 Governing Law; Consent to Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada applicable to contracts executed in and to be performed entirely in that State, without regard to conflicts of Laws principles thereof to the extent that the general application of the Laws of another jurisdiction would be required thereby. The Parties hereto hereby

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irrevocably submit to the jurisdiction of any Texas state or federal court sitting in the County of Harris, State of Texas, in any action or proceeding arising out of or relating to this Agreement, and the Parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined exclusively in such Texas state or federal court. The Parties hereto hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they or any of them may now or hereafter have to the laying of the venue of any such action or proceeding brought in any such court, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.7 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in one or more counterparts, and by the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.8 Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

Section 10.9 Specific Performance.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 10.10 Fees and Expenses.

All fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring the same, regardless of the termination, if any, of this Agreement pursuant to Section 8.1.

Section 10.11 Amendment.

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Purchaser and Seller.

Section 10.12 Waiver.

At any time prior to the Closing Date, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained

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herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Parties hereto. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE XI

CERTAIN DEFINITIONS

For purposes of this Agreement, the term:

“Action” shall have the meaning ascribed to it in Section 2.4.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

“Agreement” shall have the meaning ascribed to it in the preamble.

“Business” shall have the meaning ascribed to it in the recitals.

“Business Day” means any calendar day which is not a Saturday, Sunday or federal holiday.

“Purchaser” shall have the meaning ascribed to it in the Preamble.

“Domain Name(s)” means the domain names described in Exhibit D and any and all domain names or any terms confusingly similar thereto that is owned by Seller and any and all rights of renewal in and to the foregoing.

“Closing” shall have the meaning ascribed to it in Section 1.4(a).

“Closing Date” shall have the meaning ascribed to it in Section 1.4(a).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Purchased Assets” shall have the meaning ascribed to it in Section 1.1(a).

“Copyright(s)” means the Copyrights described in Exhibit C and all of Seller’s right, title and interest in: (i) the copyrights, including all variations thereof; all stylizations thereof; (ii) all logos and designs associated therewith; (iii) all common law rights therein; (iv) the registrations and applications for registration therefor; (v) and all past, present and future rights and forms of protection of an equivalent or similar nature having the equivalent or similar effect to any of the foregoing which may subsist anywhere in the world, together with the goodwill associated therewith, appurtenant thereto, and symbolized thereby.

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“Data” means all information gathered in the conduct of the Business that identifies or describes an individual or an individual’s record of behavior or action, including without limitation, name, telephone, postal address, phone number, email, date of birth, gender, but specifically excluding credit card data, as such information exists as of the Closing Date.

“Domain Name Assignment Agreement” shall have the meaning ascribed to it in Section 1.4(b)(ii).

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Exchange Act” shall have the meaning ascribed to it in Section 2.3.

“Governmental Authority” means any United States federal, state or local government, governmental, regulatory or administrative authority, agency, self-regulatory body, instrumentality or commission, and any court, tribunal or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

“Indemnified Party” shall have the meaning ascribed to it in Section 9.3.

“Indemnifying Party” shall have the meaning ascribed to it in Section 9.3.

“Intellectual Property” means all United States and foreign intellectual property and all other similar proprietary rights, including all (i) patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (ii) registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (iii) registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; (iv) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (v) confidential and proprietary information, including know-how.

“Knowledge” means, with respect to Seller, the actual knowledge, with no duty to make inquiries, of one or more of the persons.

“Laws” means any federal, state or local statute, law, rule, ordinance, code or regulation of any Governmental Authority.

“Liability” and, collectively, “Liabilities” shall have the meaning ascribed to it in Section 9.1.

“Order” shall have the meaning ascribed to it in Section 2.4.

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“Outside Date” shall have the meaning ascribed to it in Section 8.1(b).

“Patent(s)” means the Patents and patent applications described in Exhibit A and all of Seller’s right, title and interest therein.

“Parties” shall have the meaning ascribed to it in the preamble.

“Permitted Encumbrance” means: (i) statutory liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) mechanics’, materialmen’s, carriers’, warehousemen’s or similar statutory liens for amounts not yet due or being diligently contested in good faith in appropriate proceedings; and (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Purchase Price” shall have the meaning ascribed to it in Section 1.3.

“Purchased Assets” shall have the meaning ascribed to it in Section 1.1.

“Seller” shall have the meaning ascribed to it in the Preamble.

“Subsidiary” means any Person with respect to which a specified Person directly or indirectly (A) owns a majority of the equity interests, (B) has the power to elect a majority of that Person’s board of directors or similar governing body, or (C) otherwise has the power, directly or indirectly, to direct the business and policies of that Person.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, equity interests, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Terminating Purchaser Breach” shall have the meaning ascribed to it in Section 8.1(e).

“Terminating Seller Breach” shall have the meaning ascribed to it in Section 8.1(d).

“Third Party Claim” and, collectively, “Third Party Claims” shall have the meaning ascribed to it in Section 9.3.

“Trademark(s)” means the Trademarks described in Exhibit B and all of Seller’s right, title and interest in: (i) the trademarks, including all variations thereof; all stylizations thereof; (ii) all logos and designs associated therewith; (iii) all common law rights therein; (iv) the registrations and applications for registration therefor; (v) and all past, present and future rights and forms of protection of an equivalent or similar nature having the equivalent or similar

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effect to any of the foregoing which may subsist anywhere in the world, together with the goodwill associated therewith, appurtenant thereto, and symbolized thereby.

“Trademark Assignment Agreement” shall have the meaning ascribed to it in Section 1.4(b)(i)

“Transactions” shall have the meaning ascribed to it in Section 2.2.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

SELLER:

INTELLIMEDIA NETWORKS, INC.

By:	/s/ Darshan Sedani
Name:	Darshan Sedani
Title:	Chief Executive Officer

By:	/s/ Teodros Gessesse
Name:	Teodros Gessesse
Title:	Officer

PURCHASER:

FRONTERA GROUP, INC

By: /s/ Kenrick B. “Rick” Toussaint

Kenrick B. “Rick” Toussaint

Board Chairman

By:/s/ Andrew De Luna

Andrew De Luna

Chief Financial Officer

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EXHIBIT “A”

(Patents)

1)Utility Patent Application – Learning and Training Management System; Darshan Sedani, Cerritos, California; Teodros Gessesse, Leesburg, Virginia and Devang Ajmera, Joy Shah and Rajkumar Ramakrishna;

2)Utility Patent Application – Immersive Learning Application; Darshan Sedani, Cerritos, California; Teodros Gessesse, Leesburg, Virginia and Devang Ajmera, Joy Shah and Rajkumar Ramakrishna;

3)Utility Patent Application – Immersive Learning App Framework for Centralized Communications; Darshan Sedani, Cerritos, California; Teodros Gessesse, Leesburg, Virginia and Devang Ajmera, Joy Shah and Rajkumar Ramakrishna;

4)Utility Patent Application – Immersive Learning App Framework for Companion App Gateway; Darshan Sedani, Cerritos, California; Teodros Gessesse, Leesburg, Virginia and Devang Ajmera, Joy Shah and Rajkumar Ramakrishna;

5)Utility Patent Application – Immersive Learning Application Framework for Video with Document Overlay Control Darshan Sedani, Cerritos, California; Teodros Gessesse, Leesburg, Virginia and Devang Ajmera, Joy Shah and Rajkumar Ramakrishna;

6)Utility Patent Application – Immersive Learning Application Framework for Video with Web Content Overlay Control Darshan Sedani, Cerritos, California; Teodros Gessesse, Leesburg, Virginia and Devang Ajmera, Joy Shah and Rajkumar Ramakrishna;

7)Utility Patent Application – Immersive Learning Application Framework for Video with Document Overlay Control Darshan Sedani, Cerritos, California; Teodros Gessesse, Leesburg, Virginia and Devang Ajmera, Joy Shah and Rajkumar Ramakrishna;

8)Utility Patent Application – Immersive Learning Application Virtual Reality Framework; Darshan Sedani, Cerritos, California; Teodros Gessesse, Leesburg, Virginia and Devang Ajmera, Joy Shah and Rajkumar Ramakrishna;

9)Corporate Information as provided to the general public via the company website of – https: //intellimedianetworks.com;

10)Corporate Information on Apollo Learning and Training Management as provided to the general public via the company website of – https://apolloltms.com;

11)Corporate Information on Virtue Event Platform /IntelliEXPO as provided to the general public via the company website of – https://intelliexpo.com;

12)Corporate Information on Media IA Engine as provided to the general public via the company website of –https://www.medea.ai; 13)Corporate Information on Virtual Reality/Augmented Realty as provided to the general public via the company website of – https://apolloltms.com/LTMS/vr.htl;

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14)IntelliMedia Networks, Inc. Confidential Information Memorandum as prepared by the organization;

15)IntelliMedia Networks, Inc.  –  Company profile as utilized to introduce the company to the general public and investment / business communities;

17)The undersigned visited with and personally interviewed a number of the Members of the Senior Corporate Management of IntelliMedia Networks, Inc. in order to independently review specific matters and items;

18)Reviewed certain limited publicly available data on organizations in the same overall sectors as IntelliMedia Networks, Inc.;

19)Reviewed and analyzed general Financial and Economic data, such as, but not limited to, interest rates analysis that effect the overall ability of the organization to function in the United States; and

20)Analyzed and reviewed such other studies, analyses, inquiries and investigations as we deemed appropriate for the purpose of this valuation opinion.

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EXHIBIT “B”

(Trademarks)

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EXHIBIT “C”

(Copyrights)

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EXHIBIT “D”

(Domain Names)

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EXHIBIT “E”

(IP License Exclusions)

1.GohTV, Inc.

2.Wise Compliance, Inc.

3.MuziQ

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